SeedInvest   Now Accepting Reservations

Hi Brian,

We are excited to announce our newest Reg A+ deal, **Nixplay,** a leading provider of cloud-connected smart photo frame solutions for private family content, **with over $315M in lifetime revenue**. The campaign has already surpassed $900K in reservations and is now accepting reservations from the public. Scroll down to learn more.

Now Accepting Reservations


9:41
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from Google Photos
Christmas Playlist
Shared by Me
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Wedding

Nixplay | Smart photo frames & private social network

Nixplay is a private social network (inclusive of a mobile app and smart digital frames), that enables consumers to share content with the people they care about in the places they care about.

Deal highlights include:

- Generated **$315M in lifetime revenue and achieved profitability in 2015** with less than $2.7M of outside capital raised; achieved $57.1M in revenue in 2021 alone
- Since launching in 2014, achieved **2.8M user accounts** (as of July 2022) and sold **2.6M frames** as of 2021 (over 1.5B photos and videos displayed each day)
- Surpassed 28K paying subscribers in April 2022 to achieve $1.6M ARR
- In addition to direct sales, global distribution channels include **Amazon, Best Buy (826 stores, up 321% from 196 stores in 2021), Walmart, Target, and Kohl's**

To learn more about Nixplay, click the link below. Investors who make a reservation and convert within the conversion window will receive bonus perks, including Nixplay frames (retail value $160, over 2.6M sold) and lifetime memberships to Nixplay Plus ($1,250+ retail value, over 28K subscribers to date).

LEARN MORE

Upcoming Webinar



Register to join the Nixplay team for the company's kick-off webinar on Wednesday, November 30th, at 1pm ET

Join CEO Mark Palfreeman and COO Joel Durbridge on Wednesday, November 30th, at 1pm ET for the company's kick-off investor webinar. Mark and Joel will run investors through the company's pitch and take questions from the crowd.

REGISTER

Register to join the Nixplay team for the company's kick-off webinar on Wednesday, November 30th, at 1pm ET

Join CEO Mark Palfreeman and COO Joel Durbridge on Wednesday, November 30th, at 1pm ET for the company's kick-off investor webinar. Mark and Joel will run investors through the company's pitch and take questions from the crowd.

REGISTER

What is a reservation?

A reservation is non-binding and you may cancel at any time. Learn more about the deals accepting reservations below.

By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification.

More About Reg A+

On June 19, 2015, three years after the JOBS Act was signed, Title IV (Regulation A+) of the JOBS Act went into effect, allowing private early-stage companies to raise money from all Americans. Reg A+ is a type of offering which allows private companies to raise up to $75M from the public. Companies looking to raise capital via Reg A+ first must file with the SEC and get qualification before launching their offering.

Questions? Email us. We're happy to help.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay: https://www.seedinvest.com/nixplay

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

Following up | Nixplay's kick-off investor webinar

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:48 PM

SeedInvest Webinar Follow Up

Hi Brian,

Thank you for your interest in Nixplay's first investor webinar. If you were not able to make it or still have outstanding questions, feel free to ask them to management via the discussion board.

As a reminder, Nixplay is a leading provider of cloud connected smart photo frame solutions for private family content. To reserve shares or learn more about the company, click on the link below.

VIEW CAMPAIGN

Questions about the process? Email us. We're happy to help.

You are receiving this because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay: https://www.seedinvest.com/nixplay

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

New Milestone | Nixplay surpasses $1.5M in reservations

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:48 PM

SeedInvest   Campaign Milestone



9:41
Playlists
Library
+ New Playlist
Christmas Playlist
Wedding

Nixplay surpasses $1.5M in reservations

We are excited to announce that **Nixplay has surpassed $1.5M in reservations.**

Nixplay is a leading provider of cloud-connected smart photo frame solutions for private family content. The company has **generated over $315M in lifetime revenue** after raising just $2.7M in outside capital to date and has over 2.8M users.

By confirming a reservation, you will have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification. A reservation does not require payment at the time of reservation confirmation and is non-binding (e.g. can be canceled at any time).

RESERVE SHARES

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving general updates from us, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay: https://www.seedinvest.com/nixplay

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

New Milestone | Nixplay surpasses $1M in reservations

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:46 PM

SeedInvest Campaign Milestone


ACROSS AMERICA

Nixplay surpasses $1M in reservations

We are excited to announce that **Nixplay has surpassed $1M in reservations after launching to the public yesterday.**

Nixplay is a leading provider of cloud-connected smart photo frame solutions for private family content. Nixplay has **over 2.8M users** and generated **$57.8M in revenue in 2021.**

By confirming a reservation, you will have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification. A reservation does not require payment at the time of reservation confirmation and is non-binding (e.g. can be canceled at any time).

RESERVE SHARES

Upcoming Webinar

Join CEO Mark Palfreeman and COO Joel Durbridge on Wednesday, November 30th, at 1pm ET for the company's kick-off investor webinar. Mark and Joel will run investors through the company's pitch and take questions from the crowd.

REGISTER

Questions? Email us. We're happy to help.

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay: https://www.seedinvest.com/nixplay

This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 135 Madison Avenue, 5th Floor, New York, NY 10016. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

Nixplay named a "foolproof" gift by Rolling Stone magazine

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:47 PM

SeedInvest Campaign Update



Rolling Stone magazine calls Nixplay a "foolproof" holiday gift

Earlier this month, Rolling Stone writer Tim Chan called Nixplay's 10.1 inch Touch Screen Smart Digital Picture Frame a "foolproof gift I swear by every holiday season."

Nixplay is a leading provider of cloud connected smart photo frame solutions for private family content. The company's 10.1 inch Touch Screen Smart Digital Picture Frame currently has **4.8 stars from over 20K reviews on Amazon**.

Nixplay has over 2.8M user accounts (as of July 2022) and sold over 2.6M frames (as of 2021), with over 28K paying subscribers, which generates **$1.6M in annual recurring revenue.**

The company is currently gearing up for the holiday season - the busiest sales time of the year. Last Cyber Monday alone, Nixplay sold 26K units on Amazon.

To reserve shares in Nixplay, click the link below. Investors who make a reservation and convert within the conversion window will receive **bonus perks**, including Nixplay frames (retail value $160) and lifetime memberships to Nixplay Plus ($1,250+ retail value). The campaign has already surpassed $1M in reservations.

RESERVE SHARES

Upcoming Webinar

Join Nixplay's CEO Mark Palfreeman, COO Joel Durbridge, and CFO Benoit Le Berre on Wednesday, November 30th, at 1pm ET for the company's kick-off investor webinar. The management team will run investors through the company's pitch and take questions from the crowd.

REGISTER

What is a reservation?

A reservation is non-binding and you may cancel at any time. Learn more about the deals accepting reservations below.

By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification.

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

Nixplay surpasses $1.2M in reservations ahead of its kick off webinar

---

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:48 PM

SeedInvest   Upcoming Webinar



9:41
Playlists
Library
+ New Playlist
Google Photos with Family
NFT

Nixplay surpasses $1.2M reserved ahead of kick-off investor webinar tomorrow, Wednesday, November 30th at 1pm ET

We are excited to announce that Nixplay, a leading provider of cloud-connected smart photo frame solutions for private family content, has surpassed $1.2M in reservations for its upcoming Series A round since launching on SeedInvest.

To learn more about Nixplay, you can register below to join the company's CEO Mark Palfreeman, COO Joel Durbridge, and CFO Benoit Le Berre **tomorrow, Wednesday, November 30th at 1pm ET** for its kick-off investor webinar. Mark, Joel, and Benoit will run investors through the company's pitch and take questions from the crowd.

By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification and **receive bonus investor perks**. A reservation does not require payment at the time of reservation confirmation and is non-binding (e.g. can be canceled at any time).

REGISTER

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

Reg A+ Rundown | Nixplay is hosting its first webinar

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:47 PM

SeedInvest

Reg A+ Rundown

Hi Brian,

There are two Regulation A+ opportunities currently on the SeedInvest platform. **Oncolyze** is a biotech company aiming to treat cancer by exploding cancer cells and **Nixplay** is a leading provider of cloud-connected smart photo frame solutions for private family content. Both companies are hosting upcoming webinars. Learn more below.

Now Accepting Reservations


RIP ACROSS AMERICA
ORE

Nixplay | Smart photo frames & private social network

Nixplay is a private social network (inclusive of a mobile app and smart digital frames), that enables consumers to share content with the people they care about in the places they care about.

Deal highlights include:

- Generated **$315M in lifetime revenue** since launching in 2014 ($57.1M in revenue in 2021 alone)
- Achieved profitability in 2015 with less than $2.7M of outside capital raised
- Achieved 2.8M+ user accounts, sold 2.6M+ frames, and surpassed 28K paying subscribers
- In addition to direct sales, global distribution channels include Amazon, Best Buy (826 stores, up 321% from 196 stores in 2021), Walmart, Target, and Kohl's

Learn more & reserves shares via the link below.

Why make a reservation? By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification. Additionally, investors who make a reservation and convert within the conversion window will receive bonus perks. A reservation is non-binding and you may cancel at any time.

RESERVE SHARES

Accepting Investments



Oncolyze | Biotech company aiming to treat cancer by exploding cancer cells

Oncolyze is a biotech company that designs cancer therapeutics. With its lead drug candidate drug, OM-301, the company's mission is to provide cancer patients with a novel therapy that selectively attacks cancer cells and pokes holes in their cell membrane, causing these cancer cells to explode and die (called lysis and necrosis) while leaving normal cells intact.

Deal highlights include:

- Lead drug candidate (OM-301) has generated positive results in treating acute myelogenous leukemia (AML), the company's first target demographic (the AML patient population has a significant unmet need, with a 5-year survival rate of only 25%)
- Successfully completed in vitro and in vivo (mice) experiments, which support the notion that OM-301 breaks down cancer cells and significantly increases survival rates (from 93 days to 156.5 days)
- OM-301 has received Orphan Drug Designation from the FDA for the treatment of AML
- IP includes three pending patent families covering selective lysis of cancer cells with OM-301, stable formulations of OM-301 and other peptides, and HDM2 antibodies for use in the treatment of cancer

Funding from this round will go towards Phase 1/2 of FDA trials. Oncolyze's campaign has surpassed $1.1M raised and is still accepting investments.

INVEST

Upcoming Reg A+ Webinars

- **Oncolyze's Fall Webinar Series** | Tuesday, November 29th at 4pm ET
- **Nixplay's Kick-Off Investor Webinar** | Wednesday, November 30th at 1pm ET

SeedInvest 101

New to SeedInvest or just want to learn about how the platform works? Check out our investor FAQ page or reach out to us at contactus@seedinvest.com

"Follow" Button

Interested in never missing an update on a company? Log into your account and click the "Follow" button on a company's profile page. You can also select multiple deals to follow at once by logging in, navigating to User Settings, and then clicking Communication.

More About Reg A+

On June 19, 2015, three years after the JOBS Act was signed, Title IV (Regulation A+) of the JOBS Act went into effect, allowing private early-stage companies to raise money from all Americans. Reg A+ is a type of offering which allows private companies to raise up to $75M from the public. Companies looking to raise capital via Reg A+ first must file with the SEC and get qualification before launching their offering.

Reg A+ raises enable companies to grow and galvanize their communities, allowing them to cultivate a group of loyal customers / investors, with clear benefits*:

- Stock owners spend an average of 54% more than non-stock owners
- Investors visit the company website 68% more frequently
- Customers who own shares refer 2x as many people, increasing virality

SeedInvest closed its largest round ever when NowRx raised its $27M Series C round via Regulation A+ in 2022.**

Questions? Email us. We're happy to help.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

*Data references is current as of 2016

**Past performance may not be indicative of future results. There can be no assurance that the previous performance of any specific founder, company or offering will guarantee success.

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay: https://www.seedinvest.com/nixplay

Oncolyze is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Oncolyze: https://www.seedinvest.com/oncolyze

This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 135 Madison Avenue, 5th Floor, New York, NY 10016. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

CIRCLE

Brian Cami <brian.cami@seedinvest.com>

RSVP | Nixplay's Kick-off Investor Webinar

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: Brian <brian@seedinvest.com>

Wed, Dec 21, 2022 at 2:46 PM

SeedInvest Upcoming Webinar



RSVP to Nixplay's Kick-off Investor Webinar Wednesday, November 30th at 1pm ET

Register below to join Nixplay's CEO Mark Palfreeman, COO Joel Durbridge, and CFO Benoit Le Berre on **Wednesday, November 30th, at 1pm ET** for the company's kick-off investor webinar. Mark, Joel, and Benoit will run investors through the company's pitch and take questions from the crowd.

As a reminder, Nixplay is a leading provider of cloud-connected smart photo frame solutions for private family content. The company has generated over $315M in lifetime revenue with less than $2.7M of outside capital raised, including **$57.1M in revenue in 2021 alone.**

Since launching its reservations campaign on SeedInvest, Nixplay has surpassed $1M in reservations for its upcoming round. By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after the company receives SEC qualification. A reservation does not require payment at the time of reservation confirmation and is non-binding (e.g. can be canceled at any time).

REGISTER

The stock market may be up and down, but it has little correlation with private investments available on SeedInvest. A decade ago, only the wealthiest 2% could reallocate funds to private companies in times of market volatility. Now you can too.

Questions? Email Us. We're happy to help.

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay: https://www.seedinvest.com/nixplay

Instagram - 15 Nov 2022

nixplaycloud


nixplay
Families love it.
The numbers prove it.
Invest in Nixplay on SeedInvest
Playlists
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+ New Playlist
Family
Vacation

Liked by **ana_sofia_hi** and **6 others**

nixplaycloud We are really excited to announce our Reg A+ Series A fundraise on Seedinvest, with a raise target of $15 million. Seedinvest allows all investors (including retail) to invest in early stage companies. We chose Seedinvest as we have over 2.8 million user accounts and wanted to ensure our users can be beneficiaries of our success. Watch our investment video to find out more and visit our profile page LINK IN BIO!

We are currently accepting reservations and have already passed $1,000,000 in reserved shares. Those who invest early will benefit from the bonus perk of lifetime Nixplay Plus membership.

Instagram Stories - 15 Nov 2022


November 15 11:26 PM
nixplay
Families love it.
The numbers prove it.
Invest in Nixplay on SeedInvest
SEEDINVEST.COM
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Activity
Boost
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Instagram Stories - 15 Nov 2022



nixplay
November 15 11:26 PM
nixplay
From $2.7M in seed
to $57.8M in 2021
Invest in Nixplay on SeedInvest
SEEDINVEST.COM
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+ New Playlist
Family
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Activity
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LinkedIn - 14 Nov 2022

Nixplay
5,744 followers
2d • Edited •

We are really excited to announce our Reg A+ Series A fundraise on Seedinvest, with a raise target of $15 million.

SeedInvest allows all investors (including retail) to invest in early stage companies. We chose Seedinvest as we have over 2.8 million user accounts and wanted to ensure our users can be beneficiaries of our success. Watch our investment video to find out more and visit our profile page.

We are currently accepting reservations and have already passed $850,000 in reserved shares. Those who invest early will benefit from the bonus perk of lifetime Nixplay Plus membership.

https://lnkd.in/gYSKPvpk

#nixplay #seedinvest #seriesA #fundraising #investment


nixplay

Nixplay
seedinvest.com • 2 min read

Nixplay
5,900 followers
1w •

We are thrilled to announce that we've reached $1,500,000 in reservations for our Series A fundraise. This is only the beginning of our campaign and we couldn't be happier with the momentum thus far.

Don't miss out on the opportunity to reserve shares and benefit from the bonus investor perk of life Nixplay Plus membership!

To find out more visit:
https://lnkd.in/gYSKPvpk

#fundraising #nixplay #christmasgifts #seriesa


You've just planted a tree!
For every Nixplay Smart Photo Frame purchased, we plant a tree.

nixplay

Joel Durbridge <joel.durbridge@nix-digital.com>

Reserve Shares Now and Enjoy Investor Perks

Nixplay <Nixplay@marketing.nixplay.com> Wed, Nov 30, 2022 at 6:55 AM
Reply-To: support@nixplay.com
To: joel.durbridge@nixplay.com

nixplay



Joel
COO
Mark
Founder and CEO
Benoit
CFO

Reserve Shares Now and Enjoy Investor Perks

Invest in Nixplay on SeedInvest

Dear Joel,

We are very happy to announce that we've surpassed **$1,300,000** in reservations. Seeing how engaged our users are with this fundraise is a pure joy.

As a reminder, place your reservation now and you can benefit from the **bonus perk** of **lifetime Nixplay Plus**

membership (retail value **$1,250).** To access our page, see here.

Don't miss out on this offer. Once we start accepting investments this will no longer be available to investors.

Thanks again for choosing Nixplay. You remain our #1 priority.

Best,

Mark Palfreeman
Founder and Chief Executive Officer, Nixplay Inc.

***What is SeedInvest?**
SeedInvest is a leading equity crowdfunding platform that provides individual investors with access to vetted startup investment opportunities. SeedInvest has funded over 235 offerings and boasts a rapidly growing network of over 500,000 investors. SeedInvest has had over 55,000 startups initiate applications to raise capital since inception and has launched less than 2% of those applicants.

As an SEC registered broker dealer, SeedInvest takes investor identity and fraud prevention seriously for its over 600,000 investors. The platform must make sure the person in possession of the ID is the same person in the photo. ID verification is an essential part of the AML/KYC ("Anti-Money Laundering" and "Know-Your-Customer") requirements that SeedInvest must comply with as a regulated broker-dealer.

If you have any technical difficulties please contact: contactus@seedinvest.com

Disclaimer:

Nixplay is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Nixplay:http://www.seedinvest.com/nixplay/series.a

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

GMT20221130-180015_Recording_1920x1080

Wed, Dec 21, 2022 3:25PM 1:01:28

SUMMARY KEYWORDS

frame, question, benoit, mark, photos, customers, joel, company, products, investor, business, sales, trend, point, users, gift, valuation, business model, add, achieved

SPEAKERS

Benoit Le Berre, Sarah Hass, MIchael Barlow, Mark Palfreeman, Joel Durbridge

---

S Sarah Hass 00:04

Hi, everyone, thank you for joining. We're just going to give participants a minute or so to log in before we get started with Nixplay's plays kick off webinar today. Thanks for being with us for those that are logging in, we're just gonna give participants another minute or so to log in before we get started with Nixplay's plays webinar today, thanks for being here. Okay, as people continue to join, I'm gonna go ahead and get started. Good afternoon, everyone. My name is Sarah Haas I'm a member of the venture growth team at seed invest. I'm excited to have the company's management team with us for next place kickoff webinar today, CEO Mark Palfreeman will be going through Nixplay's investor presentation and afterwards the team will be answering questions from investors tuned in. So if you have a question that you'd like the Nixplay team to answer, please type it into the questions box at the bottom of your screen. If we don't get to your question during today's webinar, we will be sure to follow up afterwards on the discussion board on Nixplay's profile. I'll get started with a quick intro before handing off to Mark to get started. Nixplay is a leading provider of cloud connected smart PhotoFrame solutions for private family content. The company achieved profitability in 2015 and has generated over 315 million in lifetime revenue today. Since launching in 2014 Nixplay has surpassed 2.8 million user accounts on its platform and sold over 2.6 million frames. There have been there are more than 1.5 billion photos and videos displayed each day through its hardware and software solution demonstrating the power of Nixplay's private social network. With that, I'll hand it to mark to get started.

M Mark Palfreeman 02:24

Thanks very much, Sara. So welcome, everyone. I'm Mark Palfreyman, CEO and founder of next plane. It's truly a pleasure to be here with you today to talk to you through Nixplay's exciting future and our investment opportunity. With me today I have a few members of our leadership team, our COO Joel Durbridge, our CFO, Benoit Le Berre, and our CTO, Michael Barlow. We'll do some quick intros first, and I'll get the ball rolling. I'm Mark I grew up in the UK. After graduating from business school, I went into the film industry. whilst working on a film for Fox Studios, I noticed an opportunity in the digital content space, whereas copyright for film, TV and music are all corporate owned. personal photos and videos are in fact owned by the

individual. Coupled with the exciting trends in E commerce, increasing internet bandwidth, cloud computing storage, I became hooked on the idea of a company that could deliver experiences and services built around a family's personal photos and videos. I just decided to follow my passion for entrepreneurship and product design, setting myself on the journey of creating Nixplay, which eventually brought me here today in front of all of you, Joel.

Joel Durbridge 03:41

Awesome. Thanks, Mark. Hi guys. My name is Joel Durbridge. I'm the CFO of next plane. So after graduating university, I started my career in the British military. I was an officer in both the Royal Marines and the UK Special Forces. I had numerous operational tours where I got to kind of hone my leadership skills. And then after about roughly 10 years of service having specialised in counterterrorism, I then decided to find my next career in corporate finance. So from there I joined HSBC, where I specialised in innovation, and ultimately led to us building a startup disruptive company from within the bank. Upon leaving HSBC, I joined Standard Chartered Bank, and I was the head of strategy for financial market operations. Finally, I joined Nixplay as the COO where I've been providing operational leadership to the company for the last two years over to Benoit.

Benoit Le Berre 04:34

Thanks Joel, hi everyone, I'm Benoit Le Berre the CFO at Nixplay. So I worked at past 12 years with various companies. I started my career as a financial detail at Nasar in Paris, at the time my clients were mainly large consumer brands. And so after this experience, I led the finance department of growth growing businesses in Asia. Before joining Nixplay I was working for manufac Manufacturing group and structure their finance for medical tune new investment in Southeast Asia as then join explain 2015 as a financial controller, and have been CFO since the end of 2017. Over to you, Michael.

Joel Durbridge 05:21

Michael, you're on mute.

MIchael Barlow 05:29

thanks very Benoit, apologies, everyone, not great start as a technologist. My name is Michael Barlow Pye. I'm the CTO at Nixplay and i've been with Nixplay for around 10 months now. My My role is really providing strategic leadership and oversight on everything technology and product. My background, I've been directly involved in building software and products for around 25 years, close to 20 of that was spent building platforms for companies such as HSBC. So mainly bank and pharmaceutical clients, I branched out and had my own startup in the US, sadly failed, but a lot of lessons learnt. So yeah, that's that's me. Thank you, everyone.

Mark Palfreeman 06:16

Thanks, Mike. So today, we're going to cover the what and the why of Nixplay. Nixplay by the

Thanks, Mike. So today, we're going to cover the what and the why of Nixplay. Nixplay by the numbers, Nixplay's business model. Nixplay's, customer value proposition, markets and market segments, finishing with use of proceeds and why we think she should invest, then, of course, followed by q&a. And of course, here, just a standard SEC disclaimer. So everyone has joined us here today to hear about our business model financials the future. First, though, I'd like to tell you a story about a Nixplay customer, we routinely interview customers to gain insights and better understand how to serve and support. One such customer called Ken from Kalamazoo, Michigan, told us how his mother was living in a senior living home, and that during COVID, their family were prevented from visiting. They sent their mother a Nixplay frame, which eventually went on to become a window into her family's home. In her in his words, it kept her alive a couple more months, because she felt connected. And in fact, it was so important to her. She was buried with her Nixplay. Okay, so why have I shared this with you? Well, I wanted to provide some customer context on the value potential of Nixplay, we're clear about the positive impact we have. And we feel we're just getting started. And so it's my privilege, along with my fellow team members to come before you all today to invite you to back Nixplay, and to join us on our mission. So what is Nixplay's mission is to be the number one private social content platform where families share, engage with and give moments and memories. And how do we do this. Nixplay has built a private version of social media that allows communities typically family friends, to share, display, and engage with their most precious content. We do this through our mobile and web app where content can be shared privately between individuals and groups. Nixplay integrates with major photo content platforms such as Instagram, Google Photos, Facebook, Dropbox. In fact, Nixplay takes a complimentary platform approach because we don't want a user to have to choose between Nixplay existing platforms. Complementing a family's existing platform helps with Nixplay's adoption by families. And with the frames motion sensor, the frame can operate autonomously, without you ever having to touch the frame. The frame turns on when you're in the room, and off when you're not. So along with these options, such as showing you the latest photos and videos whenever you enter the room. This formula have a dedicated smart display in the home that is ambient, private, and requires little to no management results for products and service that delivers significant utility and value for longer periods of time throughout the whole day. And once one or more frames have been adopted into a family, the frame provides for increased stickiness and family lock-in. It's a lot of work, swapping out multiple frames and several homes and setting everything up from scratch again. And an important facet of Nixplay's tech stack is that we've architected privacy and security into our ecosystem, again, a critical differentiator between many other content sharing platforms. And finally, we've recently launched our subscription service and marketplace, which we believe to be a very exciting proposition, both of which I'll cover in more detail later. So the numbers I'm showing you right now, these are 20 21 numbers. And I'd like to explain why I think these numbers are interesting. from an investor's point of view. We finished 2021 with two and a half million users. And I've added significantly to that number since our monthly active users average just below below 650,000 last year. But this only includes mobile and web app users. When we take into account frame users as well, this number looks closer to 1.2 million. The takeaway here, is that we have a highly engaged network, and we see this as a highly investable asset. Secondly, we finished 2021 with a sizeable revenue of $57 million. This is this is great as selling frames is our number one route to onboarding new customers. Third, we cleared 25.4 thousand subscribers in 2021, hitting over 1.6 million in annual recurring revenue, we very much see this as Nixplay hitting product market fit. We now look forward to scaling this business model. We completed a solid 2021 with 57 point 2 million, we're profitable have $4 million in retained earnings. We're proud of achieving all of this, with only $2.7 million of raised capital to date. So for this slide, as an investor, the biggest takeaway is that it's all about our organic network effect, which is currently achieved in two ways. First, gifting our product is highly gifted within families. It's

usually driven by life events, such as a new baby, or wedding, as well as regular celebratory moments such as Christmas, Mother's Day, Father's Day, birthday, lots of days. And because there's typically more than one side to a family, this generates multiple purchases. Plus, those who join Nixplay and our experience, often buying gift Nixplay and give it to someone else, even if it's not directly connected to their private family next play network. So secondly, sharing an engagement, we encourage the onboarding of families or small groups to share their most precious moments and memories. And this action brings new users into the ecosystem who start to convert into purchases or subscribers. So this is a very exciting piece for us. We've started an expose marketplace with Fujifilm in delivering personalised print products, specifically, to Nixplay plus members, but also anyone anyone can purchase. The global photo printing and merchandising market alone is $19 billion globally. Within the very large, personalised printed gift marketplace alone market space alone, Nixplay has a unique business model based on a competitive advantage over existing print providers. First, we have a subscription based model, which allows us to sell personalised print products at very low prices as much as up to 80% off. This is because we're less concerned with profiting off the actual print sell itself and more on subscriptions, the customer wins. Nixplay wins the print providers in this case, Fujifilm, they get paid saying many print companies have tried subscription based models. They're very much like a subscription based business. This is because sales revenue from subscription based recurring revenue has a far higher company valuation multiple than non recurring sales revenue. This is critical asset. So how is Nixplay position to achieve this, there are two two key ingredients. First, we're positioned upstream, the totality of our ecosystem between our mobile app, our web app, and the frame in your home means that nixplay is that when you share content, and we're there when you receive display, and stored content. Second is data. Nixplay is unique data. There are very few companies have data that will allow us to recommend the right gift for the right person at the right time. And I'm going to discuss how we do this in more detail later on. So our two key ingredients will allow us to effectively disintermediate existing print companies that simply do not have such an ecosystem in order data. And an important point to note is that personalised print gifts is just the first of many services that we plan to offer. Our plan is to focus on services targeted at personalised gifting for family and friends, both digital and physical. So this brings us on to our subscription service nixplay plus we really see this as having a dual value first. Nixplay membership subscribers get deep discounts on Have marketplace products and services. And secondly, software benefits such as extended video playback, enhanced editing features greater access to playlists, unlimited storage, and more. The combination of the two is working very well. And I believe we've proven product market fit here, we look forward to adding more value to our nixplay Plus membership and scaling the services in the future. So, bit of maths here what I do like to do here is take the time to explain to potential investors how the business model works, because this is ultimately where you get the return on your investment. The following numbers are achieved, are our achieved historical performance. So first frames, we sell smart photo frames. And as I mentioned before, these have an organic network effect, we see repeat purchases through nixplay.com at a rate of 30%. So what that means is for every 100 frames we sell, we're typically selling an additional 30 frames. Secondly, app users. Right now we only bought 2.2 users per frame that we sell. And we plan to increase this number in the future through product development, providing more value added services. 30 subscribers are converting net new users at a rate of 4% due to the nixplay plus offering. And fourth, the subscription revenue, the lifetime value so LTV of the subscription revenue, so with the churn rate, which is 3% monthly. This means that a user will stay a member that over three years, giving a lifetime value of $160. So now just remember this, the lifetime value does not include the margin that we get from the frame sales or any margin we get from our marketplace. So for our markets and sales channels, there are two points I'd like you to take away from this. First, we have a huge growth potential in traditional bricks and mortar retail in

both the US and Europe. In 2021, we achieved 57 million in sales, and yet we're only represented in any significant way and Best Buy. Secondly, ecommerce. Ecommerce has always done well for us, and it will continue to do so. But the most exciting area for us is direct consumer through nixplay.com, where we can now scale our services and subscriptions through web and mobile in particular and Nixplay mobile app. So we are very very proud of our retail sales achievement to date. The reason for this is going into bricks and mortar is not trivial. Anyone who's ever started a business and done. consumer retail knows this. It's not trivial because there are upfront capital costs such as in store displays, etc. We have organically funded our bricks and mortar store expansion since we first tested with Best Buy in q4 2019. In 2021, we expanded to 196 stores and to 826 stores in Best Buy just of this November 2022. And in fact, Best Buy dropped our major competitor Aura Frames with Nixplay now becoming in Best Buy the majority category band brand for mid and upper range. Now because of the success, we have also now secured 155 test locations with Walmart. And we're in talks with additional retailers. We see retail as an effective strategy as it increases our reach with a more defensive store sales moat. So all of what I've talked you through today leads to this flywheel effect. And this is very much core to the value of Nixplay going forward. We highly encourage sharing engagement. This produces more content and data which we use to provide better services back to our customers. This, these services encourage more sharing more engagement, and this power is the flywheel. If you recall earlier I said I'd go into more detail about how we will be using unique datasets to be able to recommend the right gift for the right person at the right time. So let's take my mother and myself as an example. Nixplay can understand the relationship between us the content we share which content is liked, and which content is viewed the most. This information can be used to provide pre curated and personalised print products and gifts in the form of recommendations such as photo books or calendars with the content already pre curated. Nixplay can save me and my mum but mainly me time as I don't have to go through the long process of curating it myself. I know that these are the photos that my mother either has viewed the most, and has liked most and therefore our favourite photos. Thus Nixplay is in a rare rare position of being able to recommend, as I stated before, and we really need to highlight the right gift for the right person at the right time, this is crucial. So, finally, on to the use of proceeds and also why we believe you should invest in Nixplay. So use of proceeds 50% is to be used for user acquisition and marketing to really grow out unexplained plus subscribers in the marketplace, customers 21% to provide better integrations, usability and scalability of Nixplay. 17% to build out stronger community and social features, and 12%, for our NFT segment entry, where we'll be starting to incorporate this technology into our ecosystem, and build up partnerships that both add value to existing members and attract new members. So why invest? We have a huge network and a strong proven business model. We're highly focused on delivering results and return for investors, we have a proven track record in the US with plenty of growth available, we're moving the business to be more services focused. And we're opening up new sustainable revenue streams by doing so. We've achieved a fantastic growth with only 2.7 million in invested capital. And finally, our tech stack marketplace and customer base provides for a significant future of service opportunities. So with that, I'll wrap it, I'd like to thank you for your time. And we'll open it up to q&a. Thanks, everyone.

S Sarah Hass 21:52

Thank you so much Mark, as he shared here, if you have any questions that you have not asked yet, you can put them in the q&a box at the bottom of your screen. And we'll get started here. First question that we have. I am a Nixplay customer and I love the product. It's why i'm here

today. While I totally grasp the untapped market, have you given any thought to existing customers maybe offer a unit with interchangeable frames that can be purchased after the original sale?

M Mark Palfreeman 22:21

I can take this one if you want Joel?

J Joel Durbridge 22:23

Yep, go for it.

M Mark Palfreeman 22:25

So it's a good idea. And I gotta say, I actually looked into this in real depth back in the day, when I first started, Samsung Sony actually brought to market. That exact idea, I thought they actually executed it very well on the actual product side. But the data was very clear in that customers just didn't go for it on mass. And so we decided not not to pursue that. But we actually feel that sort of customization, etc, is something that we sort of want to deliver in the future through through sort of on the software side around your content. But personally, I liked that idea. But the market didn't didn't like it enough, I should say.

S Sarah Hass 23:11

Thank you Mark. Another question here. I think it's just looking for a deeper dive about the competitive landscape, as well as customer retention in the space.

J Joel Durbridge 23:25

Yep, very happy with that. Mark, and Benoit, do you want to jump on to the competitive landscape piece?

M Mark Palfreeman 23:35

Yeah, sure. I can, I can, I can get started. So the competitive landscape, I would say sort of breaks down into sort of several different categories. So you've got other frame brands, you've also got what we call sort of adjacent markets, such as, you know, Amazon, home hubs, Google Home hubs, etc. And then moving into the future companies such as Shutterfly, around print, etc. So when it comes to the frame brands, we really are fundamentally different in that we have a very different business model at a very fundamental levels. So we believe that the platform and the services that we're providing is really where the value and the margin is in the long term. We're also basing our model around subscriptions, membership. And then also, you know, for example, marketplace services, then eg up to 80% of Fujifilm prints. We're the only company within sort of the frame space that is sort of really sort of focused on building a

proprietary cloud platform and infrastructure that is focused around enabling scale around privacy, and critically the services and integrations with service providers. So and just to give you an example, we're the only company that has a unique API that plugs directly into Google Photos. This is I worked on with Google for nine months at their invitation, they announced it and presented it at Google IO 2018. And we're one of only, I believe five companies in the world that have such an integration HPs one, were one and there's a few others, but not not in our space at all. So we're sort of working with companies at that level to do that no one else is in our space. Then when it comes to sort of adjacent markets, such as Amazon Echo show, the Google nest, they're what we sort of consider indirect competitors. But so, first of all, very simple data stat is that since they released their products, our market has grown and so have we at an accelerated rate. So it's kind of, you know, we rise with the tide. But fundamentally, though, their business models, again, are just so different to us. So ours is focused on as the aforementioned, you know, services, privacy, your content, they just have a very different business model. You know, Google's around advertising etc. And, and, also, they're sort of about being home hub, we're trying to make something that granny can use, without even touching it. It's a very different proposition. And then with the likes of say, moving into the future, you've got like Shutterfly in America, you've got Moonpig in the UK, which is similar, but it's more around gifts. We, we again, we have a subscription based model, which allows us to have a far higher valuation on that revenue, which means that we focus less on trying to monetize those individual unique purchases that those companies have to have to go for. And also, every time they they sort of have a purchase is, you know, they have to pay for cost of acquisition for this customers. Whereas for Nixplay plus members, that we don't have those same cost of acquisition, once they've signed up.

J Joel Durbridge 27:04

Yeah, I can add to that Mark, really sort of the the business model for us is we have an engagement model with our users where we're engaging and interacting with them on a daily basis, and we're creating those engagements with the people they care about, whereas, versus a Shutterfly Moonpig, it is very much a transaction model where they are fighting for their business every time. Going back to what you said about the Home Hub piece as well. I think a really simple analogy that I like to use is, especially when thinking about privacy is people are very, very comfortable putting a Nixplay in their child's bedroom, that they would not feel the same putting in a smart home hub, such as an echo show, or Google Home Hub.

S Sarah Hass 27:45

Thank you both. We have a question here about the current cap table. And the follow on question to this is what is the skin in the game for the four of you?

J Joel Durbridge 27:57

High, that's for sure. I bet. Benoit I'm happy if you want to sort of cover details on the cap table.

B Benoit Le Berre 28:05

Yeah, I mean, if you look at the form 1a you you'll see, you'll see that Mark is a is a main

Yeah. I mean, if you look at the form 1a you you'll see, you'll see that Mark is a is a main shareholder of the business. And at this point is a controlling shareholder. While the rest of the team also team as options, also shares for for Joel & myself. But yeah, options as always been part of the of the remuneration and going forward, it will continue to be

Joel Durbridge 28:39

and if I could add to that Benoit, I mean, it really is sort of the the main driving force of our remuneration. And so we are we are obviously all highly incentivized to to return on this.

Sarah Hass 28:52

Great, thank you have another question here from a Nixplay user. Does Nixplay only run on a two point flop for network?

Joel Durbridge 29:04

So I think that's in relation to a Wi Fi but Mike, do you wanna jump on this one, please? You're on mute again, like?

MIchael Barlow 29:16

Yeah, I'm probably historically I'm not too sure. Joel. I'm gonna kind of pass that baton over to Mark if I may.

Mark Palfreeman 29:26

Yeah, so so just everyone knows I'm more of a hardware chap. So So yes, it only works on 2.4. Very simply put to add five costs a significant amount more money. We've tested this in the past, and the market didn't value it adequately enough. And so and for what we do as well, we don't need we don't need a lot of bandwidth at any given moment. So So sort of, and our frames work fine without sort of being sort of always on, so to speak. So it's not what we'd sort of considered sort of like a mission critical device in the house that if it isn't getting enough bandwidth right there at that time that you know, your TV programme stops or your movie stops or something, so, so 2.4 2.4 is adequate for what we do.

Sarah Hass 30:21

Great, thank you. Oh, another question here. Can you please expand a bit on content privacy and security or using captions, for example, to target customer offers?

Joel Durbridge 30:33

Sure, so from a security and privacy perspective, I'll let Michael jump on that in a second. But

Sure, so from a security and privacy perspective, I'll let Michael jump on that in a second. But first of all, I guess I would like to say that we are CCPA and GDPR compliant. We have been for a long time. This is very, very important to us. Sarah, in terms of the question on captions, can you just ask that again, just so I'm clear on on that part? Sorry.

Sarah Hass 30:57

Yeah, I think it's about utilising the data to target customers, from what I understand, but if

Joel Durbridge 31:05

Yeah, sure. So I mean, much like other companies who deal with your personal data, if we're if we are marketing to you, that that is an opt in. And it can also be opted out of as well. And so we sort of if you look to all of our emails, there is ability to unsubscribe from that data. And then, in terms of the data that is shared with our platform, and how we manage that I'll pass over to Mike to talk to that briefly.

MIchael Barlow 31:33

Yeah, thanks. Thanks. Thanks, Joel. I think a really important point that one that's certainly resonates with with me is, for us, this is all about build building trust. And that trust is how we not just how we handle your data, how secure it is, it's how we actually use it. So I think it's, it's worth actually pointing out that we we don't use any data that we haven't got permission to use explicitly. And I think that's incredibly important. The second part of that is, of course, how we, how we manage the security and the privacy around that data. And ultimately, our our level is, from a point of a banking standpoint. So everything is encrypted, there's no access to data, everything is heavily logged. So I think that's, that's kind of where we are at the moment on that. So following that absolutely best practice.

Sarah Hass 32:34

Great, thank you. There's a question here, are you able to provide high level guidance on 2022 financial performance and 2023 outlook relative to the 2021 figures provided in the presentation?

Joel Durbridge 32:45

Sure. So I know, we need to be careful about forward looking projections. I think this is something that the SEC do not like any companies doing a reg A plus filing to, to publicly push. However, I think we can speak to some of the trends in the market, and then also sort of what we're seeing in terms of performance up until now. So I'll start on that with Benoit, I think if you'd like to provide a high level view.

Benoit Le Berre 33:15

Yeah. So I haven't capture all the points in the question that I've tried to be quite broad and my answer. So in terms of trends, so two types of trends, so first trend on our user base, and our subscription is growing is growing at a fast rate. So growing platform, it's growing subscription revenue. Now, when it comes to, to frame sales, the macro trend is challenging at the moment. So in terms of inflation, the war Ukraine, what we're seeing on the currency side in UK, Europe, so, we communicated a number on form 1A. So at the moment, we see a sales flow, decreasing of about 29% At the end of August. Now, since August, we are seeing a change in the trend. So it is improving. And something important to to mention is that we are we are heavily weighted towards q4. So we are gifted product. So even at the time where we speak, we have a sizable portion of our revenue still to come. And again, I can't give too much for guidance, but we've seen a significant change in trend the last few weeks. So again, we still have to go through the Christmas break. So that on the sales of hardware. When a trend which is also encouraging is what we are seeing on the cost of goods sold. So we are seeing a really positive trend on the supply side. So it doesn't yet reflect. I mean, for 2022 Because we're still selling it Inventory acquired earlier, that we see that as a positive trend potentially on the gross margin going forward. But I would avoid paying too much to avoid forward guidance.

J Joel Durbridge 35:14

Yeah, thanks Benoit. Apologies to the person who asked that question. Obviously, our hands are tied by the SEC there. And we and we don't want to do anything that we're not allowed to do. What I would add to sort of Benoits point is, you know, we did see that slight downward trend at the beginning of the year. As a business, we've responded to that. So by the time we get to the end of this year, we would have reduced our operating costs by about 20%. And furthermore, we've really been focusing on making sure that we are continuing to grow the things that are going to matter to investors. So as Benoit said, you know, our network is going to grow massively this year, we're expecting to onboard hundreds of 1000s of new users over the Christmas period, we're also going to be growing our subscription revenue as well, when again, we're hoping to convert those new users and current users into paying subscribers. And then finally, we're also be growing our active user base as well. And so continuing to drive sharing and engagement. So really, the takeaway for investors is, you know, the business is reacting, and yet those core assets are still growing in a positive direction.

S Sarah Hass 36:16

Great, thank you both. Another question here. Do you see any correlation between sales and the pandemic?

J Joel Durbridge 36:24

Good question. Benoit. Again, I'll hand this one over to you. And I think Mark might want to add as well.

B Benoit Le Berre 36:30

Yeah, it has not been like obvious, that we saw an acceleration in general, over the one to two

years of pandemic, but the gross trend started, like years before, so. So I believe it accelerated the trend. But the trend was was there like few years before? Certainly.

M Mark Palfreeman 36:58

I don't have much to add. I would characterise it as it gave us a bump, positive bump. But as Benoit said, the key thing was that the acceleration and growth was already there before COVID. So just in case, anyone wonders why I'm smiling a lot as I'm reading through the questions, I'm just loving some of them because it's like, it's almost like you've been in all our meetings in previous ideations and reading it going. I love it.

S Sarah Hass 37:28

Okay, another question here. Follow up from Joel, your answer earlier, how were you able to decrease the operating costs by 20%? If you can just provide some more detail on that?

J Joel Durbridge 37:40

Yeah, sure. So we, we did reduce headcount at the beginning of the year, and really sort of focused on on bringing everyone towards the highly critical roles, obviously, a difficult decision to be made, but one one that was necessary. Also, in terms of sort of a lot the operational costs across the business, we're really making sure that we're streamlining those and being more efficient. from a technology standpoint. Now, we obviously have big costs with things like AWS and other data providers. So making sure that we've been hyper efficient around that. And then just making sure that any other kind of service providers that we're using, that there's no kind of sort of leakage or repeat purchasing, even down to simple things like using Google meets, because we already have Google accounts versus zoom. You know, so really, kind of looking across the entire business and making sure we are as efficient as possible. And then naturally, the the leadership team, yes, we do have to travel globally. We're always flying economy, and not not really spending any more money than we have to. So to being very prudent, which is probably why I look so young.

S Sarah Hass 38:56

Great, thank you, Joe. Another question here thinking with my customer hat as well as my investor hat, I think a barrier may be that frames seem to come only in contemporary style. Have you considered traditional frame styles, and a variety of cultural types of frames. This is really mostly about design.

J Joel Durbridge 39:13

This is absolutely up Mark street, so I will hand over to him.

M Mark Palfreeman 39:18

Yeah, so I read that questionnaire loved it. And actually, I'd like to answer that and also sort of also sort of re answer because I reread the question asked previously about the interchangeable frames, fascist, so Okay, So short answer is, at the moment, we are trying to stay really quite lean. The more frames we bring to market SKUs, adds kind of like significant amounts of extra overhead for us to manage that. There is increased inefficiencies with having the right frames in the right place at the right time. And that sort of like capital sitting off, you can have hundreds of 1000s of dollars worth of capital. Sitting in the wrong place at the wrong time. So that can be a significant burden on, you know, a non massive company, let's just say we don't have unlimited funds. So we've always had to be quite lean. But that's also why we've been very successful. Now moving forward, what we'd very much like to do, and this is something we've discussed, but disclaimer, we're not saying that we are going to do it. But it is something that we would like to do, if we have enough resource is sort of two things. Number one, is that for sure, you always want to have the product, you know, tailored to a target audience. So, you know, my wife, for example, does not like necessarily all the same things I like. So we want to be able to target that. And that also, obviously applies to geographies, cultures, etc, without a doubt. And that's going to be part of global expansion. So for example, we have established a beachhead in Japan, we don't ship the same sort of balance of, of models and effects, we designed a specific frame for them, where the white is white, and it was, the colour was exactly copying Muji's, because we know they liked that white. Now, there's another layer to that as well, where a previous person asked about sort of interchangeable facias, etc. Where we, once again, just disclaimer, we're not saying we're 100% going to do this, but it's something we would like to do with enough resource is to have sort of like exclusive frames that are only available to for example, nixplay plus subscribers members. And that those frames will be, we've actually got an entire catalogue of designs that we've already made, the frame was designed from the get go to be what we call a modular design, so that we can we can actually change the style, sorry, the patterning, the colours, everything very, very quickly, very easily. In small batch orders. It. So this is something we would like to do. But right now we're trying to stay lean. But with more resources, we can definitely do that. And we've got all the plans done and the designs.

S

Sarah Hass 42:14

Thank you Mark, a question here about subscriptions. Actually, two different questions. First, do you have a plan for gifting subscriptions? And second? Are you planning to create incentives for users who get friends and families? Family members to subscribe?

J

Joel Durbridge 42:30

Sure, I'll jump on this one. So the gifting subscription thing has come up. It is in our our roadmap for next year in terms of how do you gift the subscription with the frame. So that is something that we do hope to release next year and is feedback that we received from our customers this year. So that is on the way. And then the second part, I believe was about rewards and basically rewarding loyalty. So yes, we have we have thought about this and about how we can reward customers. And in particular, the sort of the routes that we are ideating and will look to execute on are obviously rewarding repeat customers and then also rewarding customers who continue to stay as Nixplay plus customers for a long time. And so the idea

being that the longer that customer stays with with the nixplay plus as a subscriber, we will start to add rewards to their programme in terms of when that's going to be released. We don't have a firm date on that yet, but But it's absolutely being ideated and worked through

M Mark Palfreeman 43:34

We're exploring right now, again, Caveat emptor, we're not definitely going to do we're exploring referrals programme for people making referrals where you get rewarded very simply put.

M MIchael Barlow 43:51

Probably a final piece on the I think the other thing we're also looking at right now is family memberships on the subscriptions. So we've got a new new subscriptions here, we're about to launch that post Christmas, we're looking at, say a family membership as well.

M Mark Palfreeman 44:06

If I if I could just add one more element to see. Just Okay, so one of the reasons we didn't do rewards in the past was because we've only sold Frames, Frames are expensive, right? So the number of we actually tested it years ago, we felt we realised Yeah, you know, the number of referrals you've got to make in order for it to make sense for us to then give you a frame is the bar is quite high. And and we found that you know, people just don't, they referred five people but 20 is a bit much guys that kind of thing. But now that we have our nascent marketplace. This completely changes the game for us because if you've got like gift, personalised print products from Fujifilm, let's just say an item cost like four or $5 Suddenly we can reward people with you know, an actual, tangible gift and their catalogue is huge and allowed to bring more People in our service providers, I mean, and they, they've got different products at different price points with larger catalogues, it makes the rewards programme then truly viable and in a very, you know, much quicker feedback time, you know, instead of action reward timeframe. And so this is something we're very keen in. So we're looking into it. But again, it's not 100%, but it's just based on resource.

S Sarah Hass 45:34

Okay, I have a super quick question here, which country is next played based in? Or Incorporated?

J Joel Durbridge 45:42

I'll take that. So Nixplay Inc our TopCo is incorporated in the US. I'm also based in the US, Mark spends a lot of time over here in the US as well. And we're we're looking at building out our presence in the US in a more meaningful way in 2023. Other countries that we operate in just so for those who are interested, we have a presence in the UK, which is where a lot of our tech team are based. And I can let Michael speak to that in a bit. And then we also have a team in

Hong Kong In Hong Kong has really been sort of one of our core offices, because our factory is just over the border in Shenzhen. And then we also have a back office team in the Philippines as well.

S Sarah Hass 46:25

Great another question here about the cap table, or any of the existing shareholders taking money off the table with this new capital raise?

J Joel Durbridge 46:33

Very simply put no. This is really about growth capital, to be perfectly fair, so. So taking money off the table is never been an option here. It's really about making sure we're bringing on capital so we can grow the business model we talked you through.

S Sarah Hass 46:53

Right. Thank you, Joel. Another question? Are you experiencing supply chain constraints?

J Joel Durbridge 47:02

So the answer is broadly No, but I'll hand over to Mark and then probably Benoit who will talk a bit through this?

M Mark Palfreeman 47:10

Yeah, no, is the answer.

B Benoit Le Berre 47:13

At the moment no, last year was challenging. And that's why we. I mean, that's where we see quite a high price on the logistic but at the moment, it's very free. No problem. Okay, great. Um,

S Sarah Hass 47:33

I have another question here about the exit opportunity and the plans post raise for future rounds.

J Joel Durbridge 47:43

Awesome. Mark our hand this one over to you in terms of exit opportunities?

M Mark Palfreeman 47:47

Sure. Thanks. So. So really quite simple. So we, we do have our eye on several opportunities. There's the obvious one of an IPO. But that would obviously be slightly further down the line, because because you've got to be quite sizable for that. But, you know, we're building a company that can achieve that. The next two, strategic acquisition, we're open to, as well as private equity. So too, because, as you know, now, with sort of marketplace and moving into different markets, that really opens up the scope for conversations for the strategic rounds.

J Joel Durbridge 48:27

And if I could just add to that, it's really about making sure that as we kind of climb that ladder towards the IPO, we are looking left and right at those those either PE or strategic acquisition opportunities. But really, it's about making sure it's it is the right opportunity, both for our customer base, and then also for our investors as well.

S Sarah Hass 48:47

Great, thank you. I have a question here about the valuation what is the pre money valuation? And will there be an augmentation of the option four for employees? If yes, what is the post money? And then second to that, can you talk a little bit about how you're justifying the current valuation?

J Joel Durbridge 49:03

Yep, perfect. So Benoit, this is firmly in your court. So I'll hand over to you.

B Benoit Le Berre 49:10

Yep, so pre money valuation at 62 million, wouldn't be onboarding 15 million. The rationale behind the valuation so we really look at the valuation on two different angles. We look so there's a portion of the valuation which is based on the current business with a valuation multiple based on EV sales ratio that we observe for similar type of companies, similar comparables and then we valued separately, our user base because out of these comparables, they are not always digital with a strong user base and a network which is engaged. So we valued the network separately. And then that's how we can with the valuation. So basically, we took hardware, electronic hardware multiples on on our sales. And on top of that value for each user that we bring on the table. I hope answer the question.

J Joel Durbridge 50:20

I think that covers valuation. The second part was about options pool, and whether there would be a dilution of that in this raise.

B Benoit Le Berre 50:29

Yes, so so we will recreate an option pool. So at this moment, there is there is a is permitted issuance available at company under Nixplay Inc and that was included in the valuation, I think it's about 3/4 percent, something like that, I would need to verify. So there's a there's options there already. So it's already calculating the share price in the dilution, and down the road, we might create another pool on top of that.

S Sarah Hass 51:06

Great, thank you both. Question about investor engagement, what kind of go forward engagement can this investor group expect to get from the Nixplay team in such as quarterly business updates, etc.

J Joel Durbridge 51:22

Thanks. So I mean, it's part of Nixplay. Partnership with seed invest, we we have to provide quarterly updates to you guys, right, which then get provided back to your investors. So, so written quarterly updates will be provided. And then also, we need to do twice yearly submissions to the SEC as well, which obviously made public and so that is the level of cadence you can expect post this race.

B Benoit Le Berre 51:50

Correct.

S Sarah Hass 51:54

Thank you, there was a question here about some software sales figures and the slides. One point of the slides that showed 1.6 million for 2021. And the later cited, showed 625k. I just if you can talk about the discrepancy or if there which figure is correct.

J Joel Durbridge 52:13

Sure. So Benoit I'll let you jump on this because there's accounting figures versus annual recurring revenue, right.

B Benoit Le Berre 52:18

Sorry. Yeah. Okay. On my hand,can you repeat the question, please?

M Mark Palfreeman 52:24

Okay, I know what the issue is I it all it is. The six to five is not $1. Amount. It's the number of active subscribers, active users, sorry, active users, it's the number of active users it's not $1 value.

S Sarah Hass 52:39

Okay, helpful. Thank you so much, Mark. Have a question here specifically about the product from a customer? They've just bought their third, nixplay and plan to control photos for that with all three next play frames? Are they restricted to a one frame maximum of allowable photos? Or does Nixplay give that much photo storage toward each Nixplay? Frame? I think this is just about the ability of the product to hold photos in the cloud storage.

J Joel Durbridge 53:09

Right. So we're actually changing this at the moment. Michael is in the process of doing it. I won't steal his thunder. I'll let him speak about it.

M MIchael Barlow 53:18

Yeah, thanks. Thanks. Thanks, Joel. Yeah, really good question. So we're literally about to launch unlimited photo storage. So that's for all users, irrespective of your plan. So yeah, we can expect that probably within probably within the next week. Actually, that's that's due to launch. So it'd be a tiered storage on on Video, Unlimited on storage, sorry, on photos. Does that answer?

J Joel Durbridge 53:51

Yep. And then obviously, we have shared frame functionality as well. So you can manage multiple frames from single accounts, as well as multiple playlists.

S Sarah Hass 54:02

Right, thank you both. What would you say would be the biggest obstacle to your growth next year?

J Joel Durbridge 54:10

So I mean, the biggest obstacle to next phase growth has always been that we've been pretty much self funded. So as Mark mentioned, we on boarded 2.7 million of capital back in 2015. And then since then, we've we've sort of placed high demands on ourselves to be profitable, which we have been for majority of those years. And then all of the profit that we have been making has then being invested back into the business to make sure that we're, we continue to

grow. So for us that that has been and will be the the biggest hurdle and is one of the main reasons why we're doing the fundraise. So I think as you see from the use of proceeds, as well, 50% of this is being spent on on marketing and user acquisition. And so So growing the market is always sort of the biggest challenge and that's absolutely going to be the focus. I think, as Mark mentioned earlier, we're we're happy that the numbers that we've got her have proven product market fit. And so now we are really looking for that growth capital to help us grow.

S Sarah Hass 55:10

Thank you, Joel. I have a question here about specifically comparing Nixplay to aura Mason, which is another digital photo frames, we can just talk about competitive advantages and differences there.

J Joel Durbridge 55:24

Absolutely, Mark, I'll hand this one over to yourself.

M Mark Palfreeman 55:28

So, specifically, the Mason frame, from a hardware perspective, I believe that they have a slightly different resolution panel. They, the MSRP is slightly higher normally, but they've discounted a lot lately. But the main differences is they don't have a touchscreen, they have what they haven't, they call on top a touch bar. It's a different way I suppose of execution whereby we believe more in a touch frame sort of touch screen moving forward. Because we think that you know, you're just going to want to be able to do more with it. We we've personally, for me, my family, children are far more engaged with touchscreens, liking photos, etc. There's there's things we want to do more around engagement. For more members of the family moving forward, we believe that there's a long roadmap around engagement, also feed positive feedback loops or just feedback loops. And then you know, so we believe there's a long roadmap in that. Whereas for the Mason frame, and most I believe all the other Aura frames with their touch bar. That's more about sort of, you know, going backwards and forwards to in photos, there may be some other functionality. But I'm basically it's kind of going backwards and forwards. Whereas we're more about sort of full on interactivity moving forward as as as sort of venues of more engagement and fun.

J Joel Durbridge 56:56

And if I can double down on what Mark said, I think a really great proof point for us. And it's, it's basically taking Best Buy's word for it and not ours is that we've now become exclusive in Best Buy, as their main higher end frame. And so or it wasn't and they are no longer so for us, that was a really good proof point that from a retail perspective, that we've done everything we can to make sure that the nixplay that I'm one brand, and thankfully stores like like Best Buy are recognising that

M Mark Palfreeman 57:28

just just just to clarify Joe's right, but just to clarify, we're exclusive currently in the mid and upper tier that there is kind of like a lower priced, low end priced brand there as well. But we don't we don't operate in that space. And also, just for the record, like the exclusivity is sort of for a period of time, it's not guaranteed in perpetuity. We'd like that, but they're not going to sign that. And also just for the record, you know, we know the guys at Aura. I have the deepest respect for them. I you know, they care about their customers loads, you know, they're, you know, they're really good company. It's just that we were both have different business models. We both want to sort of achieve different things in different ways and delivered different experiences. But I liked their products, you know, they care about families, and they sort of got into it for similar reasons to us. We took we decided that at earliest stage taken very, very different part.

S Sarah Hass 58:32

Okay, great. I think we have time for one last question. I believe it's a good one to end on. Why would this be the right time to join the nixplay team as an investor?

J Joel Durbridge 58:44

Mark over to you. I don't want to steal your thunder.

M Mark Palfreeman 58:48

So let me look, just to Joel's point. I mean, like we've been Benoit, many of the team members, we've been doing this for years. And so it's very much a team effort. But now's a great time, because ultimately, we we've got the proof points, we've we've proven out the market fit. We've shown that we have a scalable model now repeatable model for the subscriptions, we've got the marketplace working, if you'd have asked us, you know, prior to launching the marketplace or prior to launching subscriptions, you know, can you sell subscriptions to customers, etc? You know, the answer was we think we can but we're not sure. Now, we know. And so now's a great time because we're not, as Benoit was saying previously, like on evaluation, the majority of our valuation the vast majority of our valuation is based on a hardware multiple right now because that is the vast majority of our revenue right now. So right now, pretty much the most, you know, the company's almost predicated on at hardware valuation, we will quickly shift to a much larger portion of our valuation being based on On high multiple based on either subscription services, or partially subscription services, but also revenue from things like print, etc. Now remember the print stuff we don't pay, there's no CapEx for us on actually doing the print, we don't run printing shops, we don't have to pay for the paper, we don't have to pay for the ink, we don't have that staff. So it's just, we're taking a clip off that, like Apple does off, you know, a lot of a lot of that app sales. So so the point is, is that moving forward, we're hoping the valuation model will change completely drastically. So therefore, right now is genuinely The best time to get in because of that.

S Sarah Hass 1:00:39

Okay, great. Well, thank you so much to the entire Nixplay team and everyone for tuning in

today. And I'm excited to share it the campaign has now surpassed $1.3 million in reservations. So if you'd like to reserve shares in the upcoming round, you can check out nixplay profile and seed invest. Please note that the company is rewarding investors that do reserve shares during this period as the campaign awaits SEC qualification, including perks such as lifetime memberships and Nixplay frames. We're excited to have Nixplay on the platform if you have any additional questions as part of your due diligence, you can post them directly to discussion forum at the bottom of the profile page. And make sure to click follow to receive business updates throughout the campaign. And once again, my name is Sarah has so if you have any additional questions, we're here to help sarah@cms.com Is my email. Have a great day everyone. Thank you team

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